EXHIBIT 4.28

BONA SHIPHOLDING LTD.

TEEKAY SHIPPING CORPORATION

J.P. MORGAN SECURITIES INC.

CITIBANK INTERNATIONAL PLC

AND OTHERS

AMENDMENT AND RESTATEMENT AGREEMENT
RELATING TO AN
US$500,000,000
REVOLVING LOAN AGREEMENT
ORIGINALLY MADE ON 16 DECEMBER 1998
AND PREVIOUSLY AMENDED AND
RESTATED ON 11 JUNE 1999 AND
SUPPLEMENTED ON 17 DECEMBER 1999

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATIONS
2. REPRESENTATIONS
3. AMENDMENTS
4. RELEASE OF GUARANTEE
5. INCORPORATION OF CLAUSES
6. FEE
7. COUNTERPARTS
SCHEDULE A
EXHIBIT A
1. DEFINITIONS AND INTERPRETATION
2. THE FACILITY
3. UTILISATION OF THE FACILITY
4. PAYMENT AND CALCULATION OF INTEREST
5. MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES
6. REPAYMENT AND REDUCTION
7. CANCELLATION
8. TAXES
9. TAX RECEIPTS AND CREDITS
10. CHANGES IN CIRCUMSTANCES
11. GUARANTEE AND INDEMNITY
12. PRESERVATION OF RIGHTS
13. REPRESENTATIONS
14. FINANCIAL INFORMATION
15. FINANCIAL CONDITION AND SECURITY
16. COVENANTS
17. EVENTS OF DEFAULT
18. DEFAULT INTEREST AND INDEMNITY
19. CURRENCY OF ACCOUNT AND PAYMENT
20. PAYMENTS
21. SET-OFF
22. SHARING
23. COMMITMENT COMMISSION AND FEES
24. COSTS AND EXPENSES
25. THE AGENT, THE TRUSTEE, THE ARRANGERS AND THE BANKS
26. ASSIGNMENTS AND TRANSFERS
27. CALCULATIONS AND EVIDENCE OF DEBT
28. REMEDIES AND WAIVERS, PARTIAL INVALIDITY
29. NOTICES
30. AMENDMENTS
31. LAW
32. JURISDICTION
Annual Report period ended December 31, 2001
Amendment and Restatement Agreement
List of Significant Subsidiaries

THIS AMENDMENT AND RESTATEMENT AGREEMENT is made on 14 September, 2001

BETWEEN

(1)	BONA SHIPHOLDING LTD. (the “Borrower”);

(2)	TEEKAY SHIPPING CORPORATION (the “Guarantor”)

(3)	J.P. MORGAN SECURITIES INC. (replacing Chase Manhattan plc) and CITIBANK INTERNATIONAL plc (the “Arrangers”);

(4)	CITIBANK INTERNATIONAL plc (the “Trustee”);

(5)	CITIBANK INTERNATIONAL plc (the “Agent”);

(6)	THE BANKS (as defined below).

RECITALS

(A)	It is proposed that certain amendments will be made to the Original Loan Agreement and that Teekay Shipping Corporation, as Guarantor, will become a party to the Amended and Restated Loan Agreement.
(B)	The parties to the Original Loan Agreement and the Guarantor have agreed to enter into this Amendment and Restatement Agreement pursuant to which the Original Loan Agreement will be amended and restated.

NOW IT IS HEREBY AGREED as follows:-

1.            DEFINITIONS AND INTERPRETATIONS

1.1          Definitions

In this Agreement and the Recitals the following terms have the meanings given to them in this Clause 1.1.

“Amended and Restated Loan Agreement” means the Original Loan Agreement, as amended by this Agreement.

“Effective Date” means the first date upon which both (i) the Agent shall have confirmed to the other parties hereto that it has received all the documents listed in Schedule A, each in form and substance satisfactory to it and (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing.

1

“Guarantee” means the guarantee of the obligations of the Borrower, dated 11 June 1999, given by the Guarantor, in respect of its obligations under the Amended and Restated Loan Agreement.

“Original Loan Agreement ” means the Loan Agreement dated 16 December 1998 as previously amended and restated on 11 June 1999 and supplemented on 17 December, 1999 between the Borrower, the Arrangers, the Agent, the Trustee and the Banks.

1.2          Finance Document

It is agreed that this Agreement is a Finance Document as defined in the Amended and Restated Loan Agreement.

1.3          Defined Terms

Terms defined in the Amended and Restated Loan Agreement bear the same meaning herein.

2.            REPRESENTATIONS

The Borrower repeats those representations set forth in Clause 11 of the Original Loan Agreement as if each reference therein to “this Agreement” or “the Finance Documents” included a reference to (a) this Agreement and (b) the Amended and Restated Loan Agreement.

3.            AMENDMENTS

3.1          With effect from the Effective Date:-

(i)	the Original Loan Agreement shall be amended and restated as set out in Exhibit A hereto; and
(ii)	the definition of “permitted liens” in the Finance Documents shall be amended and restated as follows:-

“permitted liens” means, in relation to a Vessel:

(a)	liens created by the Finance Documents;
(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;
(c)	liens for salvage (including contract salvage);
(d)	general average and other liens covered by insurance;
(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Vessel;
(f)	liens for master’s disbursements incurred in the ordinary course of trading;

2

(g)	liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel;
(h)	any lien created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owner is prosecuting or defending such action in good faith by appropriate steps; and

(i)	liens arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

3.2	In the event of a conflict between the terms of the Amended and Restated Loan Agreement and the terms of any of the Security Agreements, the terms of the Amended and Restated Loan Agreement shall prevail.

4.            RELEASE OF GUARANTEE

With effect from the Effective Date, the Guarantor shall be released from all its obligations under the Guarantee without in any way affecting the obligations the Guarantor shall then have under the Amended and Restated Loan Agreement.

5.            INCORPORATION OF CLAUSES

Clause 24 (Costs and Expenses) Clause 28 (Remedies and Waivers, Partial Invalidity), Clause 29 (Notices), Clause 31 (Law) and Clause 32 (Jurisdiction) of the Amended and Restated Loan Agreement shall apply to this Agreement mutatis mutandis but as if references therein to the Amended and Restated Loan Agreement, or to the Finance Documents, were references to this Agreement.

6.            FEE

In consideration of the Banks’ agreement to enter into this Agreement, the Borrower agrees to pay to the Agent on the date hereof for the account of the Banks, on a pro rata basis, a fee (the “Fee”) of 0.2 per cent. of the Aggregate Commitments as at the date hereof.

7.            COUNTERPARTS

This Agreement may be executed in counterparts, each of which when executed shall be an original, but all counterparts together shall constitute one and the same instrument.

AS WITNESS the hands of duly authorised representatives of the parties hereto the day and year first before written.

3

SCHEDULE A

Conditions Precedent

1.	A certificate of a duly authorised officer of each of the Borrower and Guarantor setting out the names and signatures of the persons authorised to sign this Agreement, on behalf of the Borrower and Guarantor respectively and any documents to be delivered by the Borrower or the Guarantor pursuant hereto or thereto.

2.	A certified copy of a board resolution of each of the Borrower and the Guarantor respectively, authorising the execution of this Agreement and a certified copy of any power of attorney issued pursuant thereto.

3.	A copy, certified a true copy by or on behalf of the Borrower or, as the case may be, the Guarantor, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Banks, necessary to render this Agreement legal, valid, binding and enforceable in Bermuda and Marshall Islands and to make this Agreement admissible in evidence in Bermuda and Marshall Islands and to enable the Borrower and Guarantor to perform their obligations hereunder.

4.	Delivery of legal opinions addressed to the Agent from:

(a)	Clifford Chance, English legal advisors to the Agent;
(b)	Appleby, Spurling & Kempe, Bermudan counsel; and
(c)	Watson Farley & Williams, Marshall Islands counsel.

5.	Written confirmation from Teekay Shipping (UK) Limited that it accepts its appointment as agent for service of process of the Borrower and the Guarantor under the Amended and Restated Loan Agreement.

4

The Borrower

BONA SHIPHOLDING LTD.

By:

Address:	c/o Teekay Shipping (Canada) Ltd. 1400-505 Burrard Street Vancouver British Columbia Canada
Attn: Fax: E-Mail:	Manager, Finance (1) 604 681 3011 roy.spires@teekay.com greg.romaniuk@teekay.com

The Guarantor

TEEKAY SHIPPING CORPORATION

By:

Address:	c/o Teekay Shipping (Canada) Ltd. 1400-505 Burrard Street Vancouver British Columbia Canada
Attn: Fax: E-Mail:	Manager, Finance (1) 604 681 3011 roy.spires@teekay.com greg.romaniuk@teekay.com

Arranger

J.P. MORGAN SECURITIES INC.

By:

Address:	270 Park Avenue New York, NY 10017
Attn: Fax: E-Mail:	Craig Fuehrer (1) 212 270 6040 craig.fuehrer@chase.com

5

Arranger, Agent and Trustee

CITIBANK INTERNATIONAL plc

By:

Address:	Riverdale House 68 Molesworth Street London SE13 7EU
Attn: Fax: E-Mail:	Charles M. Miller (44) 20 7500 4482 charles.miller@citicorp.com

The Banks

CITIBANK, N.A.

By:

Address:	New York Shipping & Logistics 388 Greenwich Street — 23rd Floor New York, NY 10013 USA
Attn: Fax: E-Mail:	Mark S. Johnson — Global Shipping (1) 212 816 5429 mark.s.johnson@citi.com

THE CHASE MANHATTAN BANK

By:

Address:	270 Park Avenue New York, NY 10017 USA
Attn: Fax: E-Mail:	Richard Smith (1) 212 270 5100 richard.c.smith@chase.com

6

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	Shipping Business Centre P.O. Box 450 5-10 Great Tower Street London EC3P 3HX
Attn: Fax: E-Mail:	Colin Manchester (44) 207 283 7538 colin.manchester@rbs.co.uk

CHRISTIANIA BANK OG KREDITKASSE ASA

By:

Address:	11 West 42st — 7th Floor New York, NY 10036 USA
Attn:	Hans Chr. Kjelsrud/Ronny Bjornadal
Fax: E-Mail:	(1) 212 827 4888/(1) 212 827 4826 hans.chr.kjelsrud@christianiabank.com ronny.bjornadal@christianiabank.com

DEN NORSKE BANK ASA

By:

Address:	Stranden 21 N-0107 Oslo Norway
Attn: Fax: E-Mail:	Harald Serck-Hanssen/Solveig Nuland Knoff, Credit Administration (47) 22 48 28 94 harald.serck-hanssen@dnb.no solveig.nuland-knoff@dnb.no

7

CREDIT AGRICOLE INDOSUEZ

By:

Address:	Ruselokkveien 6 P.O. Box 1675 Vika 0120 Oslo, Norway
Attn: Fax: E-Mail:	Bjorn Gulbrandsen/Nils Christian Green/Xavier Robinot (47) 22 01 06 51 bjorn.gulbrandsen@no.ca-indosuez.com nilschristian.green@no.ca-indosuez.com xavier.robinot@no.ca-indosuez.com

KBC FINANCE IRELAND

By:

Address:	KBC House International Financial Services Centre Dublin 1 Ireland
Attn: Fax: E-Mail:	Peter H. Stowell/Justin Lande (353) 1 670 0853 peter.stowell@kbcbank.ie justin.lande@kbcbank.ie.

FORTIS BANK (NEDERLAND) N.V., OLSO BRANCH (formerly MEESPIERSON N.V.)

By:

Address:	Munkedamsveien 53b N-0250, Oslo Norway
Attn: Fax: E-Mail:	Trond Hamre/Tobias Backer/Svein Engh (47) 23 11 49 40 trond.hamre@fortisbank.no tobias.backer@fortiscapitalusa.com svein.engh@fortiscapitalusa.com

8

SCHIFFSHYPOTHEKENBANK ZU LÜBECK AG

By:

Address:	Brandstwiete 1 20457 Hamburg Germany
Attn: Fax: E-Mail:	Jörg Zickermann (49) 40 3701 4649 joerg.zickermann@db.com

FLEET NATIONAL BANK (formerly BANKBOSTON N.A.)

By:

Address:	100 Federal Street Boston MA 02110 USA
Attn: Fax: E-Mail:	Credit matters: Sean McCarthy; Operational matters: Derek Taylor Credit matters: + 1 617 434 1955; Operational matters: + 1 617 434 4366 sean_f_mccarthy@fleet.com

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE

By:

Address:	Martensdamm 6 D-24 103 Kiel
Attn: Fax: E-Mail:	Meike Mättig/Edward Harris + 49 431 900 1130 meike.maettig@lb-kiel.de

9

MERITA BANK PLC, LONDON BRANCH

By:

Address:	19 Thomas More Street London, E1W 1YF
Attn: Fax: E-Mail:	Tom Erik Vagen + 44 20 7265 3188 tom.erik.vagen@nordea.com

DEUTSCHE BANK AG IN HAMBURG

By:

Address:	Adolphsplatz 7 20457 Hamburg Germany
Attn: Fax: E-Mail:	Jörg Zickermann, Ship Financing Dept. (49) 40 3701 4649 joerg.zickermann@db.com

DEUTSCHE SCHIFFSBANK AG

By:

Address:	Domshof 17 D-28195 Bremen Germany
Attn: Fax: E-Mail:	Geert Heckmann/Peter Zimmermann (49) 421 323 539 geert.heckmann@schiffsbank.com peter.zimmermann@schiffsbank.com

10

VIKING SHIP FINANCE LTD

By:

Address:	Claridenstrasse 40 P.O. Box 4025 CH-8022 Zurich Switzerland
Attn: Fax: E-Mail:	Alexander Schaffert (41) 1 205 5130 shipfinance@viking.ch

11

EXHIBIT A
AMENDED AND RESTATED AGREEMENT

BONA SHIPHOLDING LTD.

as Borrower

TEEKAY SHIPPING CORPORATION

as Guarantor

J.P. MORGAN SECURITIES INC.

as Arranger

CITIBANK INTERNATIONAL PLC

as Arranger, Trustee And Agent

AND OTHERS

AMENDED AND RESTATED
US$500,000,000
REVOLVING LOAN AGREEMENT

THIS AGREEMENT originally made on 16 December 1998 as amended and restated on 11 June 1999 and supplemented on 17 December, 1999 is amended and restated on 14 September, 2001.

BETWEEN

(1)	BONA SHIPHOLDING LTD. (the “Borrower”);

(2)	TEEKAY SHIPPING CORPORATION (the “Guarantor”)

(3)	J.P. MORGAN SECURITIES INC. and CITIBANK INTERNATIONAL plc (the “Arrangers”);

(4)	CITIBANK INTERNATIONAL plc (the “Trustee”); and

(5)	CITIBANK INTERNATIONAL plc (the “Agent”)

(6)	THE BANKS (as defined below).

NOW IT IS HEREBY AGREED as follows:

Part 1
DEFINITIONS AND INTERPRETATION

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1.

“Advance” means, save as otherwise provided herein, an Advance (as from time to time reduced by repayment or prepayment) made or to be made by the Banks under the Facility.

“Affiliate” means a corporation or partnership at least 33% of the equity or partnership capital of which is beneficially owned, directly or indirectly, by any member of the Guarantor’s Group and the value of the interest of such member of the Guarantor’s Group therein (as determined in accordance with US GAAP) is not less than $10,000,000.

“Aggregate Commitment” means the aggregate for the time being of the Banks’ Commitments, as may be reduced or cancelled from time to time as provided herein.

“Available Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, its Commitment at such time less the aggregate of its portions of Advances which are then outstanding and not due for repayment Provided that such amount shall not be less than zero.

“Available Facility” means, at any time, the aggregate amount of the Available Commitments at such time.

“Average Age of the Vessels” at any time means the average age of the Vessels in the Security Pool at such time, but so that for these purposes, if an asset in the Security Pool comprises shares in a vessel-owning company, the vessel owned by that company shall be brought into account as if it were a Vessel.

“Bank” means:

(i)	any financial institution named in the First Schedule (The Banks) (other than one which has ceased to be a party hereto in accordance with the terms hereof); or

(ii)	any financial institution which has become a party hereto in accordance with the provisions of Clause 26.4 (Assignments by Banks) or Clause 26.5 (Transfers by Banks).

“Basle Paper” means the paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988 and prepared by the Basle Committee on Banking Regulations and Supervision, as amended in November 1991 and as may be further amended or replaced.

“Bermuda” means the Islands of Bermuda.

“Borrower’s Group” means the Borrower and its subsidiaries for the time being.

“Capital Adequacy Requirement” means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the Basle Paper or which increases the amounts of capital required thereunder, other than a request or requirement made by way of implementation of the Basle Paper in the manner in which it is being implemented as at the Original Facility Date.

“Commitment” means, in relation to any Bank at any time and save as otherwise provided herein, the amount set opposite its name in the third column of the First Schedule.

“Commitment Termination Date” means the date which is one month before the Final Maturity Date.

“Cover Ratio” at any time means the Estimated Value of the Security Pool divided by the Loan.

“Cover Requirement” means the amount in Dollars which is at any time 133% of the Aggregate Commitment at such time:

“Creditor Parties” means the Arrangers, the Trustee, the Agent and the Banks.

“Deeds of Assignment” means the deeds of assignment of earnings and insurances in the form or substantially the form attached hereto as Exhibit B (with such amendments as may in the Agent’s reasonable opinion be appropriate to reflect the place of registration of the relevant Vessel) to be executed by the Borrower in favour of the Trustee over the Vessels.

“Estimated Value” means

(i)	in respect of a vessel the average of the most recent estimates of the Market Value thereof set forth in the summary furnished to the Agent pursuant to Clause 14.6(a)(i) Provided that if a vessel is the subject of a charter which had an initial duration of over 24 months and which was approved by the Agent acting on the instructions of the Banks, the Estimated Value of such vessel shall be increased (or reduced) to reflect any difference between (a) the amount determined by the Agent to be the net present value of the charterhire payable over the remaining period of such charter and (b) the amount determined by the Agent to be the net present value of the charterhire that would be payable under a charter of such vessel for such period if it were to be chartered in the market at charterhire rates current as at the preceding Quarter Date; and

(ii)	in respect of any asset in the Security Pool other than a vessel, the most recent estimate of the value thereof furnished to the Agent pursuant to Clause 14.6(a)(ii).

Provided Always That any Vessel older than 27 years 6 months shall be deemed to have a value of zero.

“Estimated Value of the Security Pool” at any time mean the aggregate of the Estimated Values of the relevant Vessels and the Estimated Values of the other assets in the Security Pool.

“Event of Default” means any circumstance described as such in Clause 17 (Events of Default).

“Excluded Entity” means any subsidiary of the Guarantor (i) which is not controlled, directly or indirectly, by the Guarantor and (ii) in which the Guarantor’s direct or indirect interest is as holder of equal to or less than 50% of the issued share capital or as contributor of equal to or less than 50% of the partnership capital and for these purposes a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Facility” means the revolving dollar loan facility granted to the Borrower pursuant to Clause 2.1 (Grant of Facility).

“Facility Office” means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select.

“Final Maturity Date” means the tenth anniversary of the Original Facility Date.

“Financial Indebtedness” means any indebtedness as appears in the balance sheets contained in the annual or quarterly statements of the Guarantor provided to the Agent under Clauses 14.1 and 14.2 for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Finance Documents” means:

(i)	this Agreement;

(ii)	the Security Agreements; and

(iii)	any other document from time to time entered into in relation to this Agreement which is agreed between the Agent and the Borrower to constitute a Finance Document for the purposes hereof.

“Finance Party” means an Obligor or any other party to a Security Agreement from time to time other than the Agent, the Trustee or any Bank.

“Free Cash” means, on any date, the aggregate of:

(i)	cash and cash equivalents; and

(ii)	marketable securities

to which the Guarantor shall have free, immediate and direct access and as may be ascertained from the balance sheets contained in the annual or quarterly statements of the Guarantor provided to the Agent under Clauses 14.1 and 14.2.

“Guarantor” means Teekay Shipping Corporation, a Marshall Islands corporation.

“Guarantor’s Group” means the Guarantor and its subsidiaries for the time being.

“Instructing Group” means:

(i)	whilst no Advances are outstanding hereunder, a Bank or group of Banks whose Commitments amount (or, if each Bank’s Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than 66 2/3 per cent. of the Aggregate Commitments; and

(ii)	whilst at least one Advance is outstanding hereunder, a Bank or group of Banks to whom in aggregate more than 66 2/3 per cent. of the

Loan is (or immediately prior to its prepayment or repayment, was then) owed.

“Interest Payment Date” means any date upon which interest is payable pursuant to Clause 4.1.

“ISM Code” means the International Management Code for the Safe Operation of Ships for pollution prevention adopted by the International Maritime Organisation.

“Leverage” at any time means Net Financial Indebtedness divided by Total Capitalisation.

“Liberia” means the Republic of Liberia.

“LIBOR” means, in relation to any period for which an interest rate is to be determined hereunder, the rate determined by the Agent to be the rate displayed on the Telerate screen (or, if there is no such rate on the Telerate screen, the rate displayed on the Reuters screen) for the British Bankers’ Association rate for deposits in dollars for a period corresponding to such period at or about 11.00 a.m. on the Quotation Date therefor Provided that if no such rate is so displayed on either the Telerate screen or the Reuters screen at such time it means the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-thirty-second of one per cent.) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in dollars for a period corresponding to such period at such time.

“Loan” means the aggregate principal amount outstanding under the Facility, from time to time.

“Margin” means:-

(a)	up to and including 18 December, 2003:

	(i)	0.80%; or

	(ii)	0.75%, during such time as Leverage is equal to or less than 50% (on the basis of the most recent financial statements delivered pursuant to Clause 14.1 or Clause 14.2 and

(b)	thereafter:

	(i)	0.85%; or

	(ii)	0.80%, during such time as Leverage is equal to or less than 50% (on the basis of the most recent financial statements delivered pursuant to Clause 14.1 or Clause 14.2;

“Market Value” means, in relation to a vessel at any time, the sale value thereof in dollars determined on the basis of a sale (for cash and prompt delivery) by a willing seller to a willing buyer, free of charter and encumbrances and at arm’s length on normal commercial terms;

“Marshall Islands” means the Republic of the Marshall Islands;

“Material Subsidiary” means (i) the Borrower; and (ii) any subsidiary of the Guarantor whose assets, as determined in accordance with US GAAP and as shown from whose most recently available financial statements, as multiplied by the Relevant Percentage in respect of such subsidiary, equal or exceed 10% of the value of the assets of the Guarantor’s Group as determined in accordance with US GAAP and as shown from the most recently available financial statements of the Guarantor’s Group; Provided that:

(i)	in respect of any subsidiary of the Guarantor, only the value of its assets as multiplied by the Relevant Percentage in respect of such subsidiary shall be taken into account in the computation of the value of the assets of the Guarantor’s Group; and

(ii)	a statement by the auditors of the Guarantor to the effect that, in their opinion, a subsidiary is or is not or was or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on the parties hereto;

“Mortgages” means the first preferred (or first priority) ship mortgages over the Vessels in the form or substantially the form of that attached hereto as Exhibits C1, C2 and C3 (with such amendments as may in the Agent’s reasonable opinion be appropriate to reflect the place of registration of the relevant Vessel) granted or to be granted by the relevant Owning Companies in favour of the Trustee.

“Net Financial Indebtedness” means Financial Indebtedness less Free Cash.

“NIS” means the Norwegian International Ship Register.

“Notice of Drawdown” means a notice substantially in the form set out in the Fourth Schedule (Notice of Drawdown).

“Obligors” means the Borrower and the Guarantor.

“Original Consolidated Financial Statements” means the audited consolidated financial statements of the Borrower’s Group for its financial year ended 31 December 1997.

“Original Facility Date” means 16 December 1998.

“Owning Companies” means each of those corporations listed in column 1 of the Second Schedule, as may be supplemented from time to time.

“Potential Event of Default” means any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

“Proportion” means, in relation to a Bank:

(i)	whilst no Advances are outstanding hereunder, the proportion borne by its Commitment to the Aggregate Commitments (or, if the Aggregate Commitments are then zero, by its Commitment to the Aggregate Commitments immediately prior to their reduction to zero); or

(ii)	whilst at least one Advance is outstanding hereunder, the proportion borne by its share of the Loan to the Loan.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December in any year.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in dollars for delivery on the first day of that period Provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Reduction Dates” means each of the dates set out in Clause 6.2.

“Reference Banks” means the principal London offices of Citibank N.A., The Chase Manhattan Bank and Christiania Bank og Kreditkasse ASA or such other Bank or Banks as may from time to time be agreed between the Borrower and the Agent acting on the instructions of an Instructing Group.

“Relevant Percentage” means, in respect of any subsidiary of the Guarantor at any time, the percentage of the equity share capital or the partnership capital, as the case may be, of such subsidiary which is beneficially owned (free from encumbrances) by the Guarantor at that time.

“Repayment Date” means, in relation to any Advance, the last day of the Term thereof.

“Security Agreements” means each of the following:

(i)	the Mortgages;

(ii)	the Deeds of Assignment; and

(iii)	any other document from time to time entered into in relation to this Agreement which it is agreed between the Agent (or, as the case may be, the Trustee) and the Borrower is to constitute a Security Agreement for the purposes hereof.

“Security Pool” means the Vessels listed in the Second Schedule and any other vessel which is or may in the future be mortgaged to provide security for the Borrower’s obligations hereunder and each of the other assets from time to time mortgaged or charged to secure the Borrower’s obligations under this Agreement and allocated to the Security Pool.

“Security Trust Deed” means the security trust agreement to be entered into between the Trustee and others in the form or substantially the form of that attached hereto as Exhibit A whereby the Trustee will hold the benefit of the Security Documents on behalf of the Beneficiaries (to be defined therein).

“Soponata - Teekay Guarantee” means the guarantee of 50% of the outstanding amounts from time to time under a $75,000,000 loan agreement dated 26 June 1996 between Soponata - Bona Limited as borrower, Christiania Bank og Kreditkasse as agent and others.

“Term” means, save as otherwise provided herein, in relation to any Advance, the period for which such Advance is borrowed as specified in the Notice of Drawdown relating thereto.

“Total Capitalisation” means at any time the aggregate of:

(i)	Net Financial Indebtedness; and

(ii)	minority interests and total stockholders’ equity, as may be ascertained by the Agent from the balance sheets contained in the annual or quarterly statements of the Guarantor provided to the Agent under Clauses 14.1 and 14.2.

“Transfer Certificate” means a certificate substantially in the form set out in the Second Schedule (Form of Transfer Certificate) signed by a Bank and a Transferee whereby:

(i)	such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights, benefits and obligations hereunder as contemplated in Clause 26.3 (Assignments and Transfers by Banks); and

(ii)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 26.5 (Transfers by Banks).

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate.

“Transferee” means a bank or other financial institution (unless it is another Bank, approved by the Borrower in writing), to which a Bank seeks to transfer all or part of such Bank’s rights, benefits and obligations hereunder.

“US GAAP” at any time means accounting policies generally accepted in the United States of America at such time.

“Vessels” means the Vessels listed in the Second Schedule and any other vessel which is or may in the future be mortgaged to provide security for the Borrower’s obligations hereunder and “Vessel” shall be construed accordingly.

1.2           Interpretation

Any reference in this Agreement to:

“acting in concert” shall be construed as a reference to any two or more persons co-operating pursuant to any agreement or arrangement (whether or not legally binding or formally recorded) in connection with the acquisition, or attempted acquisition, by any of them of control over any company;

the “Agent”, the “Trustee”, or any “Bank” shall be construed so as to include its and any subsequent successors, Transferees and permitted assigns in accordance with their respective interests;

a “business day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in London, New York City and Oslo;

a “charter” shall be construed as a reference to any agreement (other than, for the purposes of the definition of “Market Value”, a contract of affreightment) pursuant to which a vessel is, or will be, employed;

the “date hereof” shall be a reference to the date upon which this Agreement was amended and restated rather than the Original Facility Date;

an “encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, or any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect;

the “equivalent” in one currency (in this paragraph the “first currency”) of an amount denominated in another currency (in this paragraph the “second currency”) on any date shall, save as otherwise provided, be construed as a reference to the amount of the first currency which could be purchased with that amount of the second currency at the spot rate of exchange quoted by the Agent in the foreign exchange market in London at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency for the second business day thereafter;

a “guarantee” includes any guarantee, indemnity or other obligation to pay, purchase, provide funds for the payment of or indemnify against the consequences of default in the payment of indebtedness of any other person and any encumbrance which secures the payment of any indebtedness of any other person;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

“indebtedness for borrowed money” shall be construed as a reference to any indebtedness of any person for or in respect of:

(i)	moneys borrowed or raised;

(ii)	amounts raised under any acceptance credit facility;

(iii)	amounts raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instruments;

(iv)	amounts raised pursuant to any issue of shares of any member of the Borrower’s Group which are expressed to be redeemable;

(v)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with US GAAP be treated as finance or capital leases;

(vi)	the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(vii)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument;

(viii)	all interest rate and currency swap and similar agreements obliging the making of payments, whether periodically or upon the happening of a contingency (and the value of such indebtedness shall be the mark-to-market valuation of such transaction at the relevant time);

(ix)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(x)	any guarantee of indebtedness falling within paragraphs (i) to (ix) above;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(i)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(iii)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body Provided that neither Bona Fortuna KS nor Bona Freighter KS shall constitute subsidiaries of any member of the Group;

“tax” shall be construed so as to include any present or future tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

a “total loss” of a Vessel shall be construed so as to include (a) an actual, constructive, agreed, arranged or compromised total loss of such Vessel including such as may occur during a requisition for hire of such Vessel and (b) the requisition for title of a Vessel (otherwise than by requisition for hire) by any government or other competent authority or by any person acting or purporting to act by the authority of the same and from which such Vessel has not been released within a period of ninety days of such event occurring;

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

“vessel” means any Vessel and any other vessel owned by the Borrower or Guarantor or any of its subsidiaries; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3           Currency Symbols

“$” and “dollars” denote lawful currency of the United States of America.

1.4          Amendments

Save where the contrary is indicated, any reference in this Agreement to:

(i)	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied or supplemented;

(ii)	a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

(iii)	a time of day shall be construed as a reference or re-enacted to London time.

1.5           Headings

Clause, Part and Schedule headings are for ease of reference only.

1.6           Total Loss of Vessel

For the purposes of the Finance Documents, a total loss of a Vessel shall be deemed to have occurred:

(i)	if it consists of an actual total loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which such Vessel was last heard of;

(ii)	if it consists of a requisitioning for title, at noon Greenwich Mean Time on the date on which the same is expressed to take effect by the person making the same; and

(iii)	if it consists of a constructive or compromised or arranged or agreed total loss, at noon Greenwich Mean Time on the date at which notice of abandonment of such Vessel is given to her insurers for the time being or (if her insurers for the time being do not admit the claim for total loss) at the time on which a total loss is subsequently adjudged to have occurred by a competent court or arbitration tribunal or liability in respect thereof as a total loss is admitted by insurers.

1.7           Construction

In the event of a conflict between any words and expressions defined herein and any words and expressions used in any of the Security Agreements, unless otherwise defined therein, the words and expressions defined herein will prevail for the purpose of the Finance Documents.

1.8           Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

Part 2
THE FACILITY

2.             THE FACILITY

2.1            Grant of the Facility

The Banks grant to the Borrower, upon the terms and subject to the conditions hereof the Facility being a dollar revolving loan facility in an aggregate amount of $500,000,000.

2.2           Purpose and Application

The Facility is intended to provide working capital to the Borrower for application in accordance with the general corporate purposes of the Guarantor’s Group.

2.3           Banks’ Obligations Several

The obligations of each Bank hereunder are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

3.             UTILISATION OF THE FACILITY

3.1           Drawdown Conditions

An Advance will be made by the Banks to the Borrower if:

(i)	not more than ten nor less than three business days before the proposed date for the making of such Advance, the Agent has received from the Borrower a Notice of Drawdown therefor, receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained herein;

(ii)	the proposed date for the making of such Advance is a business day falling before the Commitment Termination Date;

(iii)	the proposed date for the making of such Advance is not less than five business days after the date upon which the previous Advance (if any) was made hereunder;

(iv)	the proposed amount of such Advance is in a minimum amount of $5,000,000 and subject thereto an integral multiple of $1,000,000 which is equal to or less than the amount of the Available Facility;

(v)	there would not, immediately after the making of such Advance, be more than six (6) Advances outstanding;

(vi)	the proposed Term of such Advance is a period of one, two, three, six or twelve months (or such other periods as may be agreed between the Borrower and the Banks) ending on or before the Final Maturity Date; and

(vii)	no Event of Default or Potential Event of Default has occurred and the representations set out in Clause 13 (Representations) are true in all material respects on and as of the proposed date for the making of such Advance.

3.2          Each Bank’s Participation

Each Bank will participate through its Facility Office in each Advance made pursuant to Clause 3.1 (Drawdown Conditions) in the proportion borne by its Available Commitment to the Available Facility in either case immediately prior to the making of that Advance.

3.3          Reduction of Available Commitment

If a Bank’s Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for an Advance, then the amount of that Advance shall be reduced accordingly.

Part 3
INTEREST

4.             PAYMENT AND CALCULATION OF INTEREST

4.1           Payment of Interest

On the Repayment Date relating to each Advance (and, in the case where a Term has a duration exceeding six months, on the last day of the sixth of those months) the Borrower shall pay accrued interest on that Advance.

4.2           Calculation of Interest

The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the applicable Margin at such time and LIBOR on the Quotation Date therefor.

4.3	For the purposes of determining the amount of accrued interest payable on each Advance on an Interest Payment Date pursuant to Clause 4.1, the Leverage (and accordingly the applicable Margin) shall be assumed to be as disclosed in the most recent financial statements delivered pursuant to Clause 14.1 or Clause 14.2 Provided Always That if, on the basis of the financial statements delivered in respect of the next following Quarter Date (having regard to the proviso to the definition of “Margin”) the Borrower has overpaid (or, as the case may be, underpaid) interest then the amount so overpaid (or, as the case may be, underpaid) shall be deducted from (or, as the case may be, added to) the amount of interest which would otherwise have been payable by the Borrower on the next following Interest Payment Date.

5.            MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

If, in relation to any Advance for which LIBOR falls to be determined in accordance with the proviso to the definition thereof, the Agent determines that at or about 11.00 a.m. (London time) on the Quotation Date for the Term in respect of such Advance none of the Reference Banks was offering to prime banks in the London Interbank Market deposits in dollars for the proposed duration of such Term then, notwithstanding the provisions of Clause 4 (Payment and Calculation of Interest) the length of the Term of such Advance shall be one month (unless otherwise agreed) and the rate of interest applicable to such Advance from time to time during such Term shall be the rate per annum which is the sum of the applicable Margin and the arithmetic mean of the respective rates per annum notified to the Agent by each Bank before the last day of the Term to be that which expresses as a percentage rate per annum the cost to it of funding such Advance during such Term from whatever sources such Bank may select (and the Agent shall notify the Borrower accordingly).

Part 4
REPAYMENT, REDUCTION, CANCELLATION AND PREPAYMENT

6.             REPAYMENT AND REDUCTION

6.1           Repayment

The Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

6.2           Reduction

Subject always to Clause 7.4, on each of the following Reduction Dates the Aggregate Commitment shall be permanently reduced to the amounts shown opposite such dates below:-

18th December, 2001	378,225,560.66
18th June, 2002	359,438,340.99
18th December, 2002	340,651,121.32
18th June, 2003	321,863,901.65
18th December, 2003	303,076,681.98
18th June, 2004	284,289,462.31
18th December, 2004	265,502,242.64
18th June, 2005	246,715,022.97
18th December, 2005	227,927,803.30
18th June, 2006	209,140,583.63
18th December, 2006	190,353,363.96
18th June, 2007	171,566,144.29
18th December, 2007	152,778,924.62
18th June, 2008	133,991,704.95
18th December, 2008	0.00

6.3           Rateable Reduction

Each reduction pursuant to Clause 6.2 of Aggregate Commitment shall reduce the Banks’ Commitments pro rata. In any event the amount of the Facility shall be reduced to zero on the Final Maturity Date.

6.4           Reduction of Outstandings

If on any date the Loan exceeds the Aggregate Commitment on such date, the Borrower shall repay on such date the amount of the excess and the repayment of such excess shall reduce the principal amount of such Advance or Advances as is or are nominated by the Borrower.

6.5           Prepayment

The Borrower may, by giving to the Agent not less than five business days’ notice to that effect, prepay (without penalty but subject to the Borrower complying with Clause 18.4) the whole or any part of an Advance (being an amount such that such Advance will be reduced by an amount or integral multiple of $5,000,000).

6.6           Reborrowing of Prepayments

Subject to the other provisions of this Agreement, any prepayment made by the Borrower pursuant to Clause 6.5 shall increase the amount of the Available Facility and may be reborrowed in accordance with the provisions of this Agreement.

6.7           No Other Repayments

The Borrower shall not repay or prepay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein and, subject to the terms and conditions hereof, shall be entitled to reborrow any amount repaid up to the Available Facility at such time.

7.             CANCELLATION

7.1           Cancellation

(i)	the Borrower may, by giving to the Agent not less than five business days’ prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of $5,000,000) of the Aggregate Commitment; any such cancellation shall be applied (a) pro rata against the scheduled reductions in the Aggregate Commitment as at each Reduction Date as determined pursuant to Clause 6.2 unless (b), at the time the relevant notice of cancellation is given, the Guarantor is in breach of any provision of Clause 15.1, in which case the cancelled amount shall be applied against the Aggregate Commitment, as at each Reduction Date as determined pursuant to Clause 6.2 in inverse chronological order.

(ii)	any such cancellation shall reduce the Commitment, of each Bank rateably. No premium or other compensation shall be payable by the Borrower by reason of such cancellation.

7.2           Notice of Cancellation

Any notice of cancellation given by the Borrower pursuant to Clause 7.1 (Cancellation) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

7.3           Repayment of a Bank’s Share of the Loan

If the Borrower is required to increase any payment made to any Bank under any of the Finance Documents under Clause 8.1 (Tax Gross-up) or if any Bank claims indemnification from the Borrower under Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs), the Borrower may, within thirty days thereafter and by not less than ten business days’ prior notice to the Agent (which notice shall be irrevocable), cancel such Bank’s Commitment whereupon such Bank shall cease to be obliged to participate in further Advances and its Commitment shall be reduced to zero.

7.4           Satisfaction of Clause 6.2

Subject always to Clause 6.4, the reductions in Aggregate Commitment, pursuant to Clause 6.2 (Reduction) shall be deemed to have been satisfied to the extent a cancellation has been effected pursuant to Clause 7.1 (Cancellation) and such cancellation has been applied in accordance with Clause 7.1(i)(a) or Clause 7.1(iii) as the case may be.

Part 5
RISK ALLOCATION

8.             TAXES

8.1           Tax Gross-up

All payments to be made by the Borrower to any person under any of the Finance Documents shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

8.2           Tax Indemnity

Without prejudice to the provisions of Clause 8.1 (Tax Gross-up), if any person or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on and calculated by reference to the net income paid to and received by its Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) or otherwise on or in relation to any sum received or receivable hereunder by such person or the Agent on its behalf (including any sum received or receivable under this Clause 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, the Borrower shall, upon demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith Provided that if a Bank or the Agent or the Trustee considers that it is reasonable to do so and that it would not be otherwise prejudiced thereby, it will, prior to instructing the Agent to make a demand under this Clause 8.2, use reasonable endeavours to determine whether any such payment or liability was correctly or legally imposed or asserted or could reasonably be mitigated.

8.3           Claims by Banks

If a Bank or the Trustee intends to make a claim pursuant to Clause 8.2 (Tax Indemnity) it shall notify the Agent of the event by reason of which it is entitled to do so and provide the Agent with a reasonable written explanation of the basis and calculation of such claim, whereupon the Agent shall notify the Borrower thereof and provide the Borrower with a copy of the explanation and calculation which it has received from such Bank or the Trustee Provided that nothing herein shall require any Bank or the Trustee to disclose any confidential information relating to the organisation of its affairs.

9.             TAX RECEIPTS AND CREDITS

9.1           Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it under any of the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Agent, whereupon the Agent shall notify the Banks and the Trustee accordingly.

9.2           Evidence of Payment of Tax

If the Borrower makes any payment under any of the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has received the same an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank’s share of such payment.

9.3           Tax Credits

In the event that an additional payment is made under Clause 8.1 (Tax Gross-up) or Clause 8.2 (Tax Indemnity) and the person for whose benefit such payment is made, in its sole opinion, determines that it has received or been granted a credit against relief or remission for, or repayment of, any relevant tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to the relevant payment or liability, such person shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such person shall, in its sole opinion, have concluded to be attributable to the relevant payment or liability. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of the relevant payment or liability. Nothing herein contained shall interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it thinks fit and, in particular, neither the Agent nor any Bank shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of the relevant payment or liability in priority to any other claims, reliefs, credits or deductions available to it. Any such reimbursement to be made by a Bank pursuant to this Clause 9.3 (Tax Credits) shall be made as soon as possible after such credit or remission or repayment has, in the reasonable opinion of such Bank, been received or granted.

10.         CHANGES IN CIRCUMSTANCES

10.1         Increased Costs

If, by reason of (i) any change in law or in its interpretation or administration coming into effect after the Original Facility Date and/or (ii) compliance with any Capital Adequacy Requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority coming into effect after the Original Facility Date compliance with which is obligatory or customary for such Bank:

(i)	a Bank or any holding company of such Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for such Bank’s entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances) under this Agreement;

(ii)	a Bank or any holding company of such Bank incurs a cost as a result of such Bank’s entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances) under this Agreement;

(iii)	there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the loans comprised in a class of loans formed by or including such Bank’s share of the Advances; or

(iv)	a Bank or any holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on and calculated by reference to the net income paid to and received by such Bank’s Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of such Bank’s share of the Advances and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to hold harmless and indemnify that Bank or such Bank’s holding company from and against, as the case may be, (1) such reduction in the rate of return on its overall capital, (2) such cost, (3) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its participating in the funding or maintaining of Advances) or (4) such liability. No claim shall be made by any Bank under this Clause 10.1 (Increased Costs) in respect of any increased cost which arises out of a change to applicable law or regulation affecting that Bank which has been issued prior to the date of the first drawdown hereunder and compliance with which by that Bank is commercially reasonable (including, without limitation, any reduction in return or increased cost which arises as a consequence of any law or directive implementing the Basle Paper in the manner in which it is being implemented at the Original Facility Date).

10.2         Increased Costs Claims

A Bank intending to make a claim pursuant to Clause 10.1 (Increased Costs) shall as soon as reasonably practicable after becoming aware of the circumstance which would give rise to such a claim notify the Agent of the event by reason of which it is entitled to do so and provide the Agent with a reasonable written explanation of the basis and calculation of such claim, whereupon the Agent shall promptly notify the Borrower thereof and provide the Borrower with a copy of the explanation and calculation which it has received from such Bank or Trustee Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

10.3         Illegality

If, at any time:

(i)	it is unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and:

	(a)	such Bank shall not thereafter be obliged to participate in the making of any Advances and the amount of its Commitment shall be immediately reduced to zero; and

	(b)	if the Agent on behalf of such Bank so requires, the Borrower shall on such date as the Agent shall have specified repay such Bank’s share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder; or

(ii)	it is or will become unlawful for the Borrower to perform or comply with any or all of its obligations under any Finance Document or any of the obligations of the Borrower under any Finance Document are not or will cease to be legal valid and binding, the Agent may by notice to the Borrower require the Borrower to enter into negotiations with a view to amending the terms of such Finance Document in such a way as to ensure that the Borrower’s obligations thereunder remain substantially the same but are lawful or, as the case may be, legal, valid and binding; if within thirty days following any such notice from the Agent such Finance Document shall not have been so amended, the Borrower shall, on such date as the Agent may require, repay the Loan together with accrued interest thereon and any other sums then due from the Borrower hereunder.

10.4         Mitigation

If circumstances arise which would (or would upon the giving of notice) result in:

the reduction of a Bank’s Commitment pursuant to Clause 10.3 (Illegality);

(i)	the prepayment of a Bank’s share of an Advance pursuant to Clause 10.3 (Illegality);

(ii)	an increase in the amount of any payment to be made to or for account of any Bank pursuant to Clause 8.1 (Tax Gross-up); or

(iii)	a claim by any Bank for indemnification pursuant to Clause 8.2 (Tax Indemnity) or a claim by any Bank for indemnification pursuant to Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under any of the Clauses referred to above, that Bank shall, in consultation with the Borrower and the Agent on behalf of the Banks, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances, including by transferring its Facility Office to another jurisdiction or by assigning its rights hereunder to another financial institution approved by the Borrower; Provided that no Bank shall have any obligation to transfer its Facility Office or assign its rights hereunder as aforesaid if it is of the opinion that to do so would or might have an adverse effect on its business, operations or financial condition.

Part 6
GUARANTEE

11.         GUARANTEE AND INDEMNITY

The Guarantor irrevocably and unconditionally:

(i)	guarantees to each Creditor Party the due and punctual observance and performance by the Borrower of its obligations under each of the Finance Documents to which it is a party and promises to pay from time to time on demand all sums from time to time due and payable (but unpaid) by the Borrower under or pursuant thereto or on account of any breach thereof; and

(ii)	agrees as a primary obligation to indemnify each Creditor Party from time to time on demand from and against any loss incurred by that Creditor Party as a result of any of the obligations of the Borrower under any of the Finance Documents to which it is a party being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to such Creditor Party, the amount of such loss being the amount which such Creditor Party would otherwise have been entitled to recover from the Borrower.

12.         PRESERVATION OF RIGHTS

12.1	The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which any Creditor Party may at any time hold in respect of any of the Borrower’s obligations under the Finance Documents.

12.2	Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Creditor Parties by the Finance Documents or by law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganisation of the Borrower or any change in its status, function, control or ownership;

(b)	any of the obligations of the Borrower under the Finance Documents to which it is a party or under any other security relating thereto being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	time or other indulgence being granted or agreed to be granted to the Borrower in respect of its obligations under the Finance Documents to which it is a party or under any such other security;

(d)	any amendment to, or any variation, waiver or release of any obligation of the Borrower under the Finance Documents to which it is a party or under any such other security;

(e)	any failure to take, or fully to take, any security contemplated by any Finance Document or otherwise agreed to be taken in respect of the Borrower’s obligations under the Finance Documents to which it is a party;

(f)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any such security or taken in respect of the Borrower’s obligations under the Finance Documents to which it is a party; or

(g)	any other act, event or omission which, but for this Clause 12.2(g), might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Creditor Parties by the Finance Documents or by law.

12.3	Any settlement or discharge given by a Creditor Party to the Guarantor in respect of the Guarantor’s obligations hereunder or any other agreement reached between a Creditor Party and the Guarantor in relation thereto shall be, and be deemed always to have been, void if any act on the faith of which the Creditor Party gave the Guarantor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

12.4	A Creditor Party shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor hereby or by law:

(a)	to make any demand of the Borrower;

(b)	to take any action or obtain judgment in any court against the Borrower;

(c)	to make or file any claim or proof in a winding-up or dissolution of the Borrower; or

(d)	to enforce or seek to enforce any security taken in respect of any of the obligations of the Borrower under the Finance Documents to which it is a party.

12.5	The Guarantor agrees that, so long as any amounts are or may be owed by the Borrower under any Finance Document or the Borrower is under any actual or contingent obligations under any Finance Document, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents to which it is a party; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents or of any other security taken pursuant to, or in connection with, the Finance Documents by the Creditor Parties or any of them.

Part 7
REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

13.         REPRESENTATIONS

13.1	Each Obligor represents that:

(i)	Status and Due Authorisation It is a corporation duly organised under the laws of its jurisdiction of incorporation or continuation as the case may be with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

(ii)	No Deductions or Withholding Under the laws of its jurisdiction of incorporation in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

(iii)	Claims Pari Passu (Without prejudice to the security to be constituted by or pursuant to the Security Agreements) under the laws of its jurisdiction of incorporation in force at the date hereof, its indebtedness hereunder will, to the extent that it exceeds the realised value of the security therefor, rank at least pari passu with all its other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

(iv)	No Immunity In any proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

(v)	Governing Law and Judgments In any proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof that choice of law and any judgment obtained in that country will be recognised and enforced.

(vi)	Validity and Admissibility in Evidence As at the date hereof all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

(vii)	No Filing or Stamp Taxes Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation other than the Registrar of Companies or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

(viii)	Binding Obligations The obligations expressed to be assumed by it in the Finance Documents are legal and valid obligations binding on it in accordance with the terms of the Finance Documents.

(ix)	No Winding-up No member of the Guarantor’s Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor’s knowledge and belief) threatened against any member of the Guarantor’s Group for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Guarantor’s Group as a whole.

(x)	No Material Defaults No member of the Guarantor’s Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Guarantor’s Group as a whole.

(xi)	No Material Proceedings No action or administrative proceeding of or before any court or agency which is not covered by insurance or which might have a material adverse effect on the business or financial condition of any member of the Guarantor’s Group has been started or is reasonably likely to be started.

(xii)	Original Consolidated Financial Statements The Original Consolidated Financial Statements were prepared in accordance with US GAAP and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower’s Group at the date as of which they were prepared and the results of the Borrower’s operations during the financial year then ended.

(xiii)	No Material Adverse Change Since publication of the last quarter results for the current year, there has been no material adverse change in the business or financial condition of any member of the Guarantor’s Group.

(xiv)	No Undisclosed Liabilities As at the date as of which the Original Consolidated Financial Statements were prepared no member of the Borrower’s Group had any liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein (other than pursuant to the Soponata-Teekay Guarantee).

(xv)	No Obligation to Create Security Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Guarantor’s Group to create any encumbrance over all or any of its present or future revenues or assets, other than pursuant to the Finance Documents.

(xvi)	Execution of this Agreement Its execution of the Finance Documents and its exercise of its rights and performance of its obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which it is a party.

(xvii)	Money Laundering Any borrowing by it hereunder, and the performance of its obligations hereunder and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

13.2	The representation and warranties of the Obligors in Clause 13.1 are subject to:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(c)	the time barring of claims under any applicable limitation acts;

(d)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar reasons; and

(e)	any other reservations or qualifications of law express in any legal opinions obtained by the Agent in connection with the Facility.

14.         FINANCIAL INFORMATION

14.1	Annual Statements

The Guarantor shall as soon as the same become available, but in any event within 180 days after the end of its financial years, deliver to the Agent in sufficient copies for the Banks its consolidated and (if requested by the Agent) unconsolidated financial statements for such financial year

14.2	Quarterly Statements

The Guarantor shall as soon as the same become available, but in any event within 60 days after the end of each quarterly accounting period in each of its financial years, deliver to the Agent in sufficient copies for the Banks its consolidated and (if requested by the Agent) unconsolidated financial statements for such period

14.3	Other Financial Information

The Guarantor shall from time to time promptly on the request of the Agent, furnish the Agent with such information about the business and financial condition of itself and the Guarantor’s Group as the Agent may reasonably require

14.4	Any Communication

The Guarantor shall as and when it despatches any communication to all or any class of its creditors deliver to the Agent copies thereof in sufficient copies for the Banks.

14.5	Requirements as to Financial Statements

The Guarantor shall ensure that:

(i)	each set of financial statements delivered by it pursuant to this Clause 14 is prepared in accordance with US GAAP and consistently applied;

(ii)	each set of financial statements delivered by it pursuant to this Clause 14 is certified by a duly authorised officer of the Guarantor as giving a true and fair view of its financial condition or, as the case may be, the financial condition of the Guarantor’s Group as at the end of the period to which those financial statements relate and of the results of its operations or, as the case may be, the Guarantor’s Group during such period; and

(iii)	each set of financial statements delivered by it pursuant to Clause 14.1 (Annual Statements) has been audited by an internationally recognised firm of independent auditors qualified to audit accounts in accordance with US GAAP.

14.6	Estimated Value of Vessels

(a)	The Borrower shall within thirty days of each Quarter Date deliver to the Agent:

(i)	a summary showing the estimates of the Market Value of each of the Vessels, made by at least three recognised and independent valuers acceptable to the Agent as at such Quarter Date,

(ii)	a written estimate of the value of any other asset in the Security Pool prepared (by a recognised and independent valuer acceptable to the Agent) on the basis established when such asset was introduced to the Security Pool, each such estimate to be provided at the sole cost of the Borrower; and

(b)	The Borrower shall not less than five business days prior to the proposed date for the making any Advance deliver to the Agent:

(i)	a summary showing the estimates of the Market Value of each of the Vessels, made by at least three recognised and independent valuers acceptable to the Agent as at a date not more than thirty days prior to the proposed date for the making of such Advance,

(ii)	a written estimate of the value of any other asset in the Security Pool prepared (by a recognised and independent valuer acceptable to the Agent) on the basis established when such asset was introduced to the Security Pool, each such estimate to be provided at the sole cost of the Borrower;

Provided Always That if valuations have been supplied pursuant to Clause 14.6(a) and:

(aa)	the proposed date for the making of such Advance falls less than 30 days after the Quarter Date in respect of which such valuations were prepared, then the Borrower shall not be obliged to comply with Clause 14.6(b) in respect of such Advance; or

(bb)	the proposed date for the making of such Advance falls more than 30 days after the Quarter Date in respect of which such valuations were prepared, then the Borrower shall be obliged to comply with Clause 14.6(b) only if so required by the Agent.

14.7	Statement of Free Cash and Leverage

On each date on which it delivers its consolidated and unconsolidated financial statements pursuant to Clause 14.1 (Annual Statements) and 14.2 (Quarterly Statements), the Guarantor shall deliver to the Agent a statement showing the level of Free Cash and Leverage as at such date, such statement to contain full details of how the same were determined (if different from the method of the determination used in the preparation of the previous such statement)

15.         FINANCIAL CONDITION AND SECURITY

15.1	Financial Condition of the Guarantor’s Group

The Guarantor shall ensure that at all times the consolidated financial condition of the Guarantor’s Group, as evidenced by the Guarantor’s then most recent consolidated financial statements shall be such that Free Cash is the greater of:-

(a)	US$75,000,000; and

(b)	7.5% of the Financial Indebtedness of the Guarantor;

Provided that if the Guarantor changes its accounting policies from US GAAP generally, the Agent, following consultation with the Guarantor and acting on the instructions of the Banks, may by notice to the Guarantor specify an alternative to any of the requirements specified in paragraphs (ii) and (iii) above which is logical having regard to the changes in accounting policies that have occurred, in which event the Guarantor shall be obliged to ensure that at all times thereafter the consolidated financial condition of the Guarantor’s Group, as evidenced by the Guarantor’s then most recent consolidated financial statements, is such as to meet the alternative requirement so specified.

15.2	Security Maintenance

The Borrower shall ensure that at all times the Estimated Value of the Security Pool equals or exceeds the Cover Requirement and if the Agent notifies the Borrower that the Estimated Value of the Security Pool is below the Cover Requirement, the Borrower shall within one month of issue of such notice, at the Borrower’s option:

(a)	prepay a portion of the Loan; and/or

(b)	provide to the Trustee additional security for its obligations under the Finance Documents by way of an encumbrance over dollar deposits and/or certificates of deposit made by the Borrower or the Guarantor with or, as the case may be, issued in favour of the Borrower or the Guarantor by a bank or financial institution acceptable to the Agent, such encumbrance to be created pursuant to a security document in form and substance satisfactory to the Agent; and/or

(c)	provide to the Trustee additional security for the Borrower’s obligations under the Finance Documents over such vessel or vessels as shall have previously been approved by the Agent acting on the instructions of an Instructing Group, such approval not to be unreasonably withheld in the case of vessel(s) of a type and size substantially comparable to the other Vessels, such additional security to be provided pursuant to security documents in form and substance satisfactory to the Agent and consistent with the form of the then existing Security Agreements to the extent necessary to ensure that the Estimated Value of the Security Pool is restored to the Cover Requirement; Provided That a prepayment pursuant to Clause 15.2(a) shall be deemed also to be a cancellation pursuant to Clause 7.1 (Cancellation) of the Facility in the amount prepaid

15.3	Loss or Sale of Vessel

If:-

(i)	any Vessel shall become a total loss; or

(ii)	any Vessel shall be sold,

then the Borrower shall within the period prescribed by Clause 15.4 (Time Periods) at the Borrower’s option:

(a)	prepay a portion of the Loan; and/or

(b)	provide to the Trustee additional security for its obligations under the Finance Documents by way of an encumbrance over dollar deposits and/or certificates of deposit made by the Borrower or the Guarantor with or, as the case may be, issued in favour of the Borrower or the Guarantor by a bank or financial institution acceptable to the Agent, such encumbrance to be created pursuant to a security document in form and substance satisfactory to the Agent; and/or

(c)	provide to the Trustee additional security for the Borrower’s obligations under the Finance Documents over such vessel or vessels as shall have previously been approved by the Agent acting on the instructions of an Instructing Group, such approval not to be unreasonably withheld in the case of vessel(s) of a type and size substantially comparable to the other Vessels, such additional security to be provided pursuant to security documents in form and substance satisfactory to the Agent and consistent with the form of the then existing Security Agreements to the extent necessary to ensure that the Cover Ratio in respect of the Facility is restored to the level at which it was immediately before the occurrence of such total loss or, as the case may be, the date of completion of such sale Provided That a prepayment pursuant to Clause 15.3(a) shall be deemed also to be a cancellation pursuant to Clause 7.1 (Cancellation) of the Facility, in the amount prepaid.

15.4	Time Periods

For the purposes of Clause 15.3 (Loss or Sale of Vessel) the period in which the Borrower shall be obliged to do the things specified in Clause 15.3 (Loss or Sale of Vessel) shall be:

(i)	where Clause 15.3(i) applies, on the earlier of the last day of the Term of any current Advance during which the requisition compensation or insurance proceeds in respect of the relevant total loss were received and the date which falls four months after the date of such total loss; and

(ii)	where Clause 15.5(ii) applies, on the date of the completion of the sale of the relevant Vessel.

15.5	Average Age of Vessels

If at any time the Average Age of the Vessels is more than fifteen years the Borrower shall, within thirty business days (or such longer period as the Agent, acting on the instructions of an Instructing Group, may agree) after such has become the case, either (i) provide to the Trustee substitute security for the Borrower’s obligations under the Finance Documents over such other newer vessel or vessels as shall have previously been approved by the Agent acting on the instructions of an Instructing Group (or, if such vessel(s) shall not be vessel(s) currently in the Borrower’s fleet, approved by the Agent acting on the instructions of the Instructing Group, such approval not to be unreasonably withheld in the case of vessel(s) of a type and size comparable to vessel(s) currently in the Borrower’s fleet), such substitute security to be provided in place of the security over such Vessel or Vessels (which security shall be released by the Trustee) as the Borrower may select pursuant to security documents in form and substance satisfactory to the Agent and consistent with the form of the then existing Security Agreements or (ii) request the Trustee to release a Vessel or Vessels from the Security Agreements applicable thereto and thereby bring the Average Age of Vessels to fifteen years or below, which release the Trustee shall promptly effect after whatever prepayment pursuant to Clause 6.5 (Prepayment), or cancellation pursuant to Clause 7.1 (Cancellation), is necessary to ensure that after such release, the Cover Ratio will be what it was immediately before such release Provided Always That any such prepayment shall be deemed also to be a cancellation pursuant to Clause 7.1 (Cancellation) of the Facility in the amount prepaid.

15.6	Vessel Substitution

The Borrower may provide to the Trustee substitute security for the Borrower’s obligations under the Finance Documents over such other vessel or vessels as shall have previously been approved by the Agent acting on the instructions of an Instructing Group (or, if such vessel(s) shall not be vessel(s) currently in the Borrower’s fleet, approved by the Agent acting on the instructions of the Instructing Group, such approval not to be unreasonably withheld in the case of vessel(s) of a type, size and value comparable to vessel(s) currently in the Borrower’s fleet), such substitute security to be provided in place of the security over such Vessel or Vessels (which security shall be released by the Trustee) as the Borrower may select pursuant to security documents in form and substance satisfactory to the Agent and consistent with the form of the then existing Security Agreements.

15.7	Vessel Release

Following any reduction of the Aggregate Commitment under Clause 6.2 (Reduction) or Clause 7.1 (Cancellation), at the request of the Borrower, the Agent shall, acting on the instructions of an Instructing Group, approve the release by the Trustee of a Vessel from the Security Pool provided that the Cover Ratio is maintained at least at the level at which it was immediately before any such reduction.

16.         COVENANTS

The following covenants shall remain in force for so long as the Available Facility exists hereunder or either Obligor remains under any liability hereunder (unless the Agent acting with the prior consent of an Instructing Group agrees to waive or amend any such covenant):

(i)	Stock Exchange The Guarantor shall maintain a listing of its equity share capital on a recognised stock exchange acceptable to the Agent.

(ii)	Maintenance of Legal Validity Each Obligor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation and all other applicable jurisdictions to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and all other applicable jurisdictions of the Finance Documents.

(iii)	Notification of Events of Default Each Obligor shall promptly, upon becoming aware of the same, inform the Agent of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

(iv)	Claims Pari Passu Each Obligor shall ensure that at all times the claims of the Agent, the Arrangers and the Banks against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(v)	Management of Vessels Each Obligor shall ensure that the Vessels are at all times technically and commercially managed by a member of the Guarantor’s Group.

(vi)	Classification Each Obligor shall ensure that the Vessels maintain the highest class required for the trade the Vessels are each engaged in with Det Norske Veritas or, as the case may be, the Lloyds Register or such other classification society as is acceptable to the Agent.

(vii)	Indebtedness for Borrowed Money The Borrower shall procure that, save pursuant to (a) this Agreement (b) the Soponata-Teekay Guarantee and (c) its obligations to make future capital contributions to Bona Fortuna K/S and Bona Freighter K/S if and when called upon to do so, neither it nor any of its subsidiaries shall incur any indebtedness for borrowed money Provided Always that the Borrower may incur indebtedness for borrowed money to the Guarantor or any other member of the Guarantor’s Group provided that such indebtedness is subordinated to the Borrower’s obligations hereunder in terms satisfactory to the Agent acting on the instructions of an Instructing Group and provided further that the Borrower may incur indebtedness for borrowed money to any person not being a member of the Guarantor’s Group and otherwise than pursuant to the foregoing paragraphs (a) to (d) inclusive provided that such indebtedness does not exceed $5,000,000 in aggregate.

(viii)	No Charters in The Borrower shall not, and shall procure that each of its subsidiaries shall not, charter in any vessel, whether on time, bareboat or voyage charter.

(ix)	Negative Pledge Neither Obligor shall (other than pursuant to, or as permitted by, the Security Agreements), and shall procure that none of its subsidiaries shall, create, or permit to subsist, any encumbrance over all or any part of the Vessels.

(x)	Consolidation The Borrower shall not merge or consolidate with any other entity except where the Borrower is the only surviving entity and the Guarantor shall not merge or consolidate with any other entity except where the Guarantor is the only surviving entity.

(xi)	Registration Each Obligor shall ensure that all the Vessels are registered in Liberia, Bahamas, NIS, the Marshall Islands or (with the consent of the Agent, not to be unreasonably withheld or delayed) any other international ship register.

(xii)	ISM Compliance Each Obligor shall comply (and procure that the manager of any Vessel not managed by it complies) in all material respects with the ISM Code or any replacement thereof and in particular (without prejudice to the generality of the foregoing) ensure that it holds (or procure that the manager of any Vessel not managed by it holds) a valid and current Document of Compliance issued pursuant to the ISM Code and a valid and current Safety Management Certificate issued to each Vessel pursuant to the ISM Code; the Borrower shall, promptly upon request from the Agent, supply the Agent with copies of the foregoing documents.

(xiii)	Restriction on Charters The Borrower shall procure, in the case where a Vessel is chartered to any member of the Guarantor’s Group or to any Affiliate, that the relevant charterer provides the Trustee with an assignment of the earnings only of such Vessel in form and substance reasonably satisfactory to the Trustee (but consistent with the terms of the Deeds of Assignment) such assignment to provide that the Trustee shall not be entitled to require the assigned earnings to be paid to the Trustee thereunder unless an Event of Default has occurred and is continuing.

17.         EVENTS OF DEFAULT

17.1	If:

(i)	Failure to Pay An Obligor fails to pay any amount of principal due from it hereunder at the time, in the currency and in the manner specified herein or, in the case of any sum due from it hereunder other than principal, an Obligor fails to pay such sum and such failure continues unremedied for five business days or, in the case of sums payable on demand, ten business days after demand has been duly made on the Obligor;

(ii)	Misrepresentation any representation or statement made by any Finance Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made and, thirty days following notice thereof by the Agent to the Borrower, such representation or statement continues to be incorrect or misleading in any material respect;

(iii)	Specific Covenants (a) an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 16(i) (Stock Exchange) Clause 16(v) (Management of Vessels), Clause 16(vii) (Indebtedness for Borrowed Money), Clause 16(x) (Consolidation), Clause 16(xi) (Registration) or Clause 15.2 (Security Maintenance) or (b) the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 16(ii) (Maintenance of Legal Validity), Clause 16(iii) (Notification of Events of Default), Clause 16(iv) (Claims Pari Passu) or Clause 16(vi) (Classification) and such failure is not remedied within thirty days after the Agent has given notice thereof to the Borrower;

(iv)	Financial Condition at any time any of the requirements of Clause 15 (Financial Condition and Security) are not satisfied;

(v)	Other Obligations on an Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any Finance Document and such failure is not remedied within thirty days after the Agent has given notice thereof to the Obligor;

(vi)	Cross Default (a) any indebtedness of the Guarantor, any Material Subsidiary, or any Affiliate is not paid when due (or within any applicable grace period applicable thereto) or any indebtedness of the Guarantor , any Material Subsidiary, or any Affiliate is declared to be or otherwise becomes due and payable prior to its specified maturity and (b) the aggregate of all such unpaid or accelerated indebtedness referred to in (a) above exceeds $10,000,000 or its equivalent in any other currency;

(vii)	Insolvency and Rescheduling the Guarantor , any Material Subsidiary, or any Affiliate is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors;

(viii)	Winding-up (otherwise than for the purposes of a reconstruction on terms previously approved by the Agent acting on the instructions of an Instructing Group) the Guarantor, any Material Subsidiary, or any Affiliate takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets;

(ix)	Execution or Distress (a) any execution or distress for an aggregate amount of $10,000,000 (or its equivalent) in any other currency is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any member of the Guarantor’s Group or any Affiliate (other than any execution or distress which is being contested in good faith and which is either discharged within thirty days or in respect of which adequate security has been provided within thirty days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released), or (b) any member of the Guarantor’s Group or any Affiliate fails (within thirty days of being obliged to do so) to comply with or pay any sum for an aggregate amount in excess of $10,000,000 (or its equivalent in any other currency) due from it under any final judgment (being one against which there is no appeal or if a right of appeal exists, the time limit for making such appeal has expired) or any final order (being one against which there is no appeal or if a right of appeal exists, the time limit for making such appeal has expired) made or given by any court of competent jurisdiction;

(x)	Governmental Intervention by or under the authority of any government, (a) the management of the Guarantor or any Material Subsidiary is wholly or partially displaced or the authority of the Guarantor or any Material Subsidiary in the conduct of its business is wholly or partially curtailed or (b) all or a majority of the issued shares of the Guarantor or any Material Subsidiary or the whole or any part (the market value of which is ten per cent. or more of the market value of the whole) of the Guarantor or any Material Subsidiary’s revenues or assets are seized, nationalised, expropriated or compulsorily acquired;

(xi)	Insurance any Vessel is not insured in accordance with the requirements of any Security Agreement relating thereto;

(xii)	Repudiation any Finance Party repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document;

(xiii)	Validity and Admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order (a) to enable any Finance Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by the Finance Parties in the Finance Documents are legal, valid and binding or (c) to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within thirty days after notification from the Agent to the Borrower requiring the same to be done, fulfilled or performed;

(xiv)	Illegality at any time it is or becomes unlawful for any Finance Party to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or any of the obligations of the relevant Finance Party hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty days after the Agent has given notice thereof to the Borrower;

(xv)	Material Adverse Change at any time there shall occur a change in the financial condition of any Finance Party or any Material Subsidiary which materially impairs such Finance Party’s ability to discharge its obligations under the Finance Documents to which it is a party in the manner provided therein;

(xvi)	Ownership of Borrower The Guarantor ceases to own beneficially one hundred per cent. of the issued shares of the Borrower; or

(xvii)	Ownership of Guarantor at any time more than fifty per cent. (50%) of the issued shares of the Guarantor shall be beneficially owned (whether directly or indirectly) by any one person or any group or persons acting in concert (other than Cirrus Trust, JTK Trust or any successor thereto)

then, and in any such case and at any time thereafter (if such Event of Default is continuing), the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(a)	declare the Loan to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Loan to be due and payable on demand of the Agent; and/or

(b)	declare that the Available Facilities shall be cancelled, whereupon the same shall be cancelled and the amount of each Bank’s Commitment shall be reduced to zero.

Provided Always That for the purposes of a declaration under Clause 17.1(a) or 17.1(b) in relation only to the Event of Default referred to in Clause 17.1(xvii) (Ownership of Guarantor), the definition of “Instructing Group” shall be construed as if the expression “66 2/3 per cent” were replaced by the expression “50 per cent” wherever it occurs.

17.2	If, pursuant to Clause 17.1, the Agent declares the Loan to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(i)	call for repayment of the Loan on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(ii)	select as the duration of any Term relating to an Advance which begins whilst such declaration remains in effect a period of six months or less.

Part 8
DEFAULT INTEREST AND INDEMNITY

18.         DEFAULT INTEREST AND INDEMNITY

18.1	Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 20 (Payments) or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 18) be selected by the Agent.

18.2	Default Interest

During each such period relating thereto as is mentioned in Clause 18.1 (Default Interest Periods) an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of two per cent., the applicable Margin at such time, and LIBOR on the Quotation Date therefor Provided that:

(i)	if in relation to any such period LIBOR falls to be determined in accordance with the proviso to the definition thereof and none of the Reference Banks was offering dollar deposits for the requisite period, the rate of interest applicable to such unpaid sum during such period shall be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-thirty-second of one per cent.) of the rates notified by each Bank to the Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever source it may select its portion of such unpaid sum for such period; and

(ii)	if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto during such period shall be that which exceeds by two per cent. the rate which would have been applicable to it had it not so fallen due.

18.3	Payment of Default Interest

Any interest which shall have accrued under Clause 18.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other dates as the Agent may specify by written notice to the Borrower.

18.4	Broken Periods

If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank’s share of an Advance otherwise than on the last day of the Term thereof, the Borrower shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (b) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of the Term thereof in respect of a dollar deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of the Term thereof.

18.5	Borrower’s Indemnity

The Borrower undertakes to indemnify:

(i)	each of the Agent, the Arrangers, the Banks and the Trustee against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may reasonably sustain or incur as a consequence of the occurrence of any Event of Default or any default by any Finance Party in the performance of any of the obligations expressed to be assumed by it in any of the Finance Documents; and

(ii)	each Bank against any loss it may suffer or reasonably incur as a result of its funding or making arrangements to fund its portion of an Advance requested by the Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof (but excluding any loss arising by reason of that Bank’s default).

Each claim for an indemnity from the Borrower under this Clause shall be accompanied by a written explanation supporting such claim.

18.6	Unpaid Sums as Advances

Any unpaid sum shall (for the purposes of this Clause 18 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs)) be treated as an advance and accordingly in this Clause 18 and Clause 10.1 (Increased Costs)) the term “Advance” includes any unpaid sum and “Term”, in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 18.1 (Default Interest Periods).

Part 9
PAYMENTS

19.         CURRENCY OF ACCOUNT AND PAYMENT

19.1       Currency of Account

The dollar is the currency of account and payment for each and every sum at any time due from an Obligor hereunder Provided that:

(i)	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(ii)	each payment pursuant to Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall be made in the currency specified by the party claiming thereunder.

19.2       Currency Indemnity

If any sum due from an Obligor under any Finance Document or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against an Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Obligor shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

20.         PAYMENTS

20.1       Payments to the Agent

On each date on which this Agreement requires an amount denominated in dollars to be paid by an Obligor or any of the Banks hereunder, the Obligor or, as the case may be, such Bank shall make the same available to the Agent by payment in dollars and in same day funds (or in such other funds as may for the time being be customary in New York City for the settlement in New York City of international banking transactions in dollars) to Citibank, N.A., New York for further account Citibank International plc account number 10963054 (or such other account or bank as the Agent may have specified for this purpose).

20.2       Alternative Payment Arrangements

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for an Obligor to make any payments hereunder in the manner specified in Clause 20.1 (Payments to the Agent), then the Obligor may agree with each or any of the Banks alternative arrangements for the payment direct to such Bank of amounts due to such Bank hereunder Provided that, in the absence of any such agreement with any Bank, the Obligor shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement the Obligor and such Bank shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Bank.

20.3        Payments by the Agent

Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 20.1 (Payments to the Agent) shall:

(i)	in the case of a payment received for the account of an Obligor, be made available by the Agent to the Obligor by application:

(a)	first, in or towards payment the same day of any amount then due from the Obligor hereunder to the person from whom the amount was so received; and

(b)	secondly, in or towards payment the same day to the account of the Obligor with such bank in New York City as the Obligor shall have previously notified to the Agent for this purpose; and

(ii)	in the case of any other payment, be made available by the Agent to the person for whose account such payment was received (in the case of a Bank, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in New York City as such person shall have previously notified to the Agent.

20.4       No Set-off

All payments required to be made by an Obligor under any of the Finance Documents shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

20.5       Clawback

Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or reasonably incurred by reason of its having paid out such sum prior to its having received such sum.

21.         SET-OFF

21.1       Contractual Set-off

Each Obligor authorises each Bank at any time following the occurrence of an Event of Default (and so long as the same is continuing) to apply any credit balance to which the Obligor is entitled on any account of the Obligor with that Bank in satisfaction of any sum due and payable from the Obligor to such Bank under any of the Finance Documents but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

21.2       Set-off not Mandatory

No Bank shall be obliged to exercise any right given to it by Clause 21.1 (Contractual Set-off).

21.3       Notice of Set-Off

A Bank shall promptly give notice to the Borrower following any exercise of any right given to it by Clause 21.1 (Contractual Set-Off).

22.         SHARING

22.1       Redistribution of Payments

If, at any time, the proportion which any Bank (a “Recovering Bank”) has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a “relevant payment”) to be made under this Agreement by an Obligor for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an “excess amount”) than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

(i)	such Recovering Bank shall inform the Agent of such receipt or recovery and pay to the Agent an amount equal to such excess amount;

(ii)	there shall thereupon fall due from the Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank’s portion of such relevant payment; and

(iii)	the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (i) above as if such amount had been received by it from the Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto,

Provided that to the extent that any excess amount is attributable to a payment to a Bank pursuant to paragraph (i)(a) of Clause 20.3 (Payments by the Agent) such portion of such excess amount as is so attributable shall not be required to be shared pursuant hereto.

22.2       Repayable Recoveries

If any sum (a “relevant sum”) received or recovered by a Recovering Bank in respect of any amount owing to it by an Obligor becomes repayable and is repaid by such Recovering Bank, then:

(i)	each Bank which has received a share of such relevant sum by reason of the implementation of Clause 22.1 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

(ii)	there shall thereupon fall due from the Obligor to each such Bank an amount equal to the amount paid out by it pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank’s share of such relevant sum was applied.

Part 10
FEES, COSTS AND EXPENSES

23.         COMMITMENT COMMISSION AND FEES

23.1       Commitment Commission

The Borrower shall pay to the Agent for the account of each Bank a commitment commission on the amount of such Bank’s Available Commitment from day to day during the period beginning on the Original Facility Date up to (but not including) the Commitment Termination Date, such commitment commission to be calculated at the rate of one half of the applicable Margin from time to time.

Commitment commission shall be payable in arrear on the last day of each successive period of three months starting from the Original Facility Date and on the Final Maturity Date (each such date a “Commitment Commission Payment Date”) Provided Always That for the purposes of determining the amount of accrued commitment commission payable on each Commitment Commission Payment Date the Leverage (and accordingly the applicable Margin) shall be assumed to be as disclosed in the most recent financial statements delivered pursuant to Clause 14.1 (Annual Statements) or Clause 14.2 (Quarterly Statements) Provided Further That if, on the basis of the financial statements delivered in respect of the next following Quarter Date (having regard to the proviso to the definition of “Margin”) the Borrower has overpaid (or, as the case may be, underpaid) commitment commission then the amount so overpaid (or, as the case may be, underpaid) shall be deducted from (or, as the case may be, added to) the amount of commitment commission which would otherwise have been payable by the Borrower on the next following Commitment Commission Payment Date.

23.2       Participation Fee

The Borrower shall pay to the Agent on the dates therein specified the arrangement fees specified in the letter of even date herewith from the Agent to the Borrower, such fees to be distributed by the Agent among the Banks in the proportions agreed between the Banks prior to the Original Facility Date.

23.3       Agency Fee

The Borrower shall pay to the Agent for its own account the agency fees specified in the letter dated the Original Facility Date from the Agent to the Borrower, such agency fees to be paid at the times, and in the amounts, specified in such letter.

24.         COSTS AND EXPENSES

24.1       Transaction Expenses

The Borrower shall, from time to time on demand of the Agent, reimburse each of the Agent, the Arrangers and the Trustee for all out of pocket costs and expenses (including reasonable legal fees) together with any VAT thereon reasonably incurred by it in connection with the negotiation, preparation and execution of the Finance Documents, any amendment and/or supplement to or any waiver of any of the obligations of any Finance Party under the Finance Documents and the completion of the transactions herein contemplated.

24.2       Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Agent, reimburse the Agent, the Arrangers and the Banks for all costs and expenses (including legal fees) together with any VAT thereon reasonably incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent, the Arrangers and the Banks under the Finance Documents.

24.3       Stamp Taxes

The Borrower shall pay all stamp, registration and other taxes to which any Finance Document or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent, the Arrangers and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

24.4       Banks’ Liabilities for Costs

If the Borrower fails to perform any of its obligations under this Clause 24 (Costs and Expenses), each Bank shall, in its Proportion, indemnify each of the Agent and the Arrangers against any loss incurred by any of them as a result of such failure and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 24.4.

Part 11
AGENCY PROVISIONS

25.         THE AGENT, THE TRUSTEE, THE ARRANGERS AND THE BANKS

25.1       Appointment of the Agent and the Trustee

The Arrangers and each Bank hereby appoints the Agent and the Trustee to act as its agent in connection with this Agreement and each other Finance Document and authorises each of the Agent and the Trustee to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms of the Finance Documents together with all such rights, powers, authorities and discretions as are reasonably incidental thereto. The provisions of this Clause 25 are, in the case of the Trustee, without prejudice to the provisions of the Security Trust Deed and, in the event of any conflict between this Clause 25 and the Security Trust Deed, the provisions of the Security Trust Deed will prevail.

25.2       Agent’s and the Trustee’s Discretions

Each of the Agent and the Trustee may:

(i)	assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that (i) any representation made by any Finance Party in connection with any of the Finance Documents is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) no Finance Party is in breach of or default under its obligations under any of the Finance Documents and (iv) any right, power, authority or discretion vested therein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;

(ii)	assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

(iii)	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(iv)	rely (as to any matters of fact which might reasonably be expected to be within the knowledge of any Finance Party) upon a certificate signed by or on behalf of such Finance Party;

(v)	rely upon any communication or document believed by it to be genuine;

(vi)	refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(vii)	refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with any Finance Document until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

25.3       Agent’s and Trustee’s Obligations

The Agent and the Trustee shall:

(i)	promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent or Trustee from any Finance Party under any Finance Document;

(ii)	promptly notify each Bank of the occurrence of any Event of Default or any default by any Finance Party in the due performance of or compliance with its obligations under any Finance Document of which the Agent or the Trustee has notice from any other party hereto;

(iii)	save as otherwise provided herein or therein, act as agent or trustee under the Finance Documents in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on all of the Banks; and

(iv)	if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder or under any of the other Finance Documents.

25.4       Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, none of the Agent, the Trustee or the Arrangers shall:

(i)	be bound to enquire as to (i) whether or not any representation made by the any Finance Party in connection with any Finance Document is true, (ii) the occurrence or otherwise of any Event of Default or

Potential Event of Default, (iii) the performance by any Finance Document of its obligations under any of the Finance Documents or (iv) any breach of or default by any Finance Party of or under its obligations thereunder;

(ii)	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

(iv)	be bound to disclose to any other person any information relating to any member of the Guarantor’s Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

(iv)	be under any obligations other than those for which express provision is made herein.

25.5       Indemnification

Each Bank shall, in its Proportion, from time to time on demand by the Agent or, as the case may be, the Trustee, indemnify the Agent, against any and all reasonable costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent or, as the case may be, the Trustee may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent or trustee under any of the Finance Documents Provided Always That this Clause 25.5 (Indemnification) shall not apply to any cost, claim, loss, expense or liability expressed to be recoverable from the Borrower under Clause 24.1 (Transaction Expenses), 24.2 (Preservation and Enforcement of Rights) or 24.3 (Stamp Taxes) (but without prejudice to Clause 24.4 (Bank’s Liabilities for Costs)).

25.6       Exclusion of Liabilities

Neither the Agent, the Trustee and the Arrangers nor any of them accepts any responsibility for the accuracy and/or completeness of any information supplied by the any Finance Party in connection with any of the Finance Documents or for the legality, validity, effectiveness, adequacy or enforceability of any of the Finance Documents and neither the Agent, the Trustee and the Arrangers nor any of them shall be under any liability as a result of taking or omitting to take any action in relation to any of the Finance Documents, save in the case of gross negligence or wilful misconduct.

25.7       No Actions

Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent, the Trustee or Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 25.6 (Exclusion of Liabilities).

25.8       Business with the Guarantor’s Group

The Agent, the Trustee and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Guarantor’s Group.

25.9       Resignation

Each of the Agent and the Trustee may resign its appointment under any Finance Document at any time without assigning any reason therefor by giving not less than thirty days’ prior written notice to that effect to each of the other parties hereto Provided that no such resignation shall be effective until a successor for the Agent or, as the case may be, the Trustee is appointed in accordance with the succeeding provisions of this Clause 25 or the Security Trust Deed.

25.10      Successor Agent

If the Agent or, as the case may be, the Trustee gives notice of its resignation pursuant to Clause 25.9 (Resignation), then any Bank whose participation in the Facility is at least ten per cent. (10%) may be appointed by an Instructing Group with the Borrower’s prior written consent (such consent not to be unreasonably delayed or withheld) as a successor to the Agent or, as the case may be, the Trustee by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent or, as the case may be, the Trustee may appoint such a successor itself.

25.11      Rights and Obligations

If a successor to the Agent or, as the case may be, the Trustee is appointed under the provisions of Clause 25.10 (Successor Agent), then (a) the retiring Agent or, as the case may be, the Trustee shall be discharged from any further obligation under any of the Finance Documents but shall remain entitled to the benefit of the provisions of this Clause 25 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

25.12      Own Responsibility

It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Guarantor’s Group and, accordingly, each Bank warrants to the Agent, the Trustee and the

Arrangers that it has not relied on and will not hereafter rely on the Agent, the Trustee and the Arrangers or any of them:

(i)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Finance Party in connection with the Finance Documents or the transactions contemplated thereby (whether or not such information has been or is hereafter circulated to such Bank by the Agent, the Trustee and the Arrangers or any of them); or

(ii)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any member of the Guarantor’s Group.

25.13      Agency Division Separate

In acting as Agent or, as the case may be, the Trustee hereunder for the Banks, the Agent or, as the case may be, the Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 25, any information received by some other division or department of the Agent or, as the case may be, the Trustee may be treated as confidential and shall not be regarded as having been given to the Agent’s or the Trustee’s agency division.

25.14      Confidential Information

Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause 25.13 (Agency Division Separate), neither the Agent nor the Trustee shall as between itself and the Banks be bound to disclose to any Bank or other person any information which is supplied by any member of the Guarantor’s Group to the Agent in its capacity as agent or trustee hereunder for the Banks and which is identified by such member of the Guarantor’s Group at the time it is so supplied as being confidential information.

Part 12
ASSIGNMENTS AND TRANSFERS

26.         ASSIGNMENTS AND TRANSFERS

26.1       Binding Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and permitted assigns.

26.2       No Assignments and Transfers by the Obligor

An Obligor shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

26.3       Assignments and Transfers by Banks

Any Bank may at any time (and at its own cost) assign to any bank or financial institution all or any of its rights and benefits hereunder or transfer to any bank or financial institution in accordance with Clause 26.5 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder Provided that:

(i)	(save in the case of an assignment or transfer to any subsidiary or holding company, or to any subsidiary of any holding company, of such Bank or to another Bank) no such assignment or transfer may be made without the prior written approval of the Borrower, such approval not to be unreasonably withheld or delayed;

(ii)	no Bank shall be entitled to effect any such assignment or transfer (otherwise than with the prior written approval of the Obligors) if as a result thereof (and as at the date thereof) an Obligor would be obliged to make a payment to the assignee or transferee which it would not have been obliged to make to such Bank or which is greater than the payment it would have been obliged to make to the assignor or transferor;

(iii)	no Bank party hereto as at the Original Facility Date shall be entitled to assign or transfer any of its rights and benefits hereunder to more than one other bank or financial institution.

26.4       Assignments by Banks

If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 26.3 (Assignments and Transfers by Banks), then, unless and until the assignee has agreed with the Agent, the Trustee, the Arrangers and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a “Bank”), the Agent, the Trustee, the Arrangers and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

26.5       Transfers by Banks

If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 26.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent and the Obligors of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

(i)	to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 26.5 as “discharged rights and obligations”);

(ii)	each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only in so far as the that Obligor and such Transferee have assumed and/or acquired the same in place of that Obligor and such Bank;

(iii)	the Agent, the Trustee the Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

(iv)	such Transferee shall become a party hereto as a “Bank”.

26.6       Transfer Fees

On the date upon which a transfer takes effect pursuant to Clause 26.5 (Transfers by Banks) the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of $1,000.

26.7       Disclosure of Information

Any Bank may disclose with the prior written consent of the Finance Parties (such consent in either case not to be unreasonably withheld) to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement such information about the Guarantor, the Borrower and the Guarantor’s Group as such Bank shall consider appropriate Provided That the Borrower may require such Bank to obtain from such actual or potential assignee, Transferee, or such other person, a confidentiality undertaking (in a form reasonably acceptable to both the Borrower and such Bank) in relation to such information about the Guarantor, the Borrower and/or the Guarantor’s Group as has been supplied to the Banks on a confidential basis.

Part 13
MISCELLANEOUS

27.         CALCULATIONS AND EVIDENCE OF DEBT

27.1       Basis of Accrual

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

27.2       Quotations

If on any occasion a Reference Bank or a Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

27.3       Evidence of Debt

Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

27.4       Control Accounts

The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance made or arising hereunder and each Bank’s share therein, (b) the amount of all principal, interest and other sums due or to become due from the Borrower hereunder and each Bank’s share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank’s share therein.

27.5       Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 27.3 (Evidence of Debt) and Clause 27.4 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

27.6       Certificates of Banks

A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Tax Gross-up) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

28.         REMEDIES AND WAIVERS, PARTIAL INVALIDITY

28.1       Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Agent, the Trustee, the Arrangers and the Banks or any of them, any right or remedy under any of the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

28.2       Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

29.         NOTICES

29.1       Communications in Writing

Each communication to be made hereunder shall be made in writing but, unless otherwise stated, shall be made by facsimile or letter.

29.2       Delivery

Any communication or document to be made or delivered by one party to the other pursuant to this Agreement shall (unless the other party has by fifteen days’ written notice to the one specified another address or facsimile number) be made or delivered to that other party at the address or facsimile number in the Fifth Schedule and shall be deemed to have been made or delivered (in the case of any communication made by facsimile) when despatched and the transmission report of the sender indicates that the facsimile transmission has been received by the addressee or (in the case of any communication made by letter) when delivered to that address or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address Provided that:

(i)	if any such communication or document would otherwise be deemed to have been received on a day which is not a business day it shall be deemed to have been received on the first business day thereafter;

(ii)	any communication or document to be made or delivered by either of the Obligors to a Bank shall be effective only when legibly received by such Bank and then only if the same is expressly marked for the attention of the department or officer named in the Fifth Schedule or as set out in the relevant Transfer Certificate (or such other department or officer as such Bank shall from time to time specify for this purpose);

(iii)	if any facsimile transmission has not been legibly received, the addressee shall as soon as reasonably practicable notify the giver by telephone and in such circumstances, notwithstanding any of the foregoing provisions, such facsimile communication shall not be deemed to be received until it has been re-transmitted and legibly received.

29.3       English Language

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof and in the event of a conflict between the original and the English translation thereof, the translation will be taken to be the definitive version for the purposes of the Finance Documents.

30.         AMENDMENTS

30.1       Amendments

If the Agent has the prior consent of an Instructing Group, the Agent, the Guarantor and the Borrower may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all parties hereto, provided that no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party.

30.2       Amendments Requiring the Consent of all the Banks

An amendment or waiver which relates to:-

(i)	Clause 22 (Sharing) or this Clause 30 (Amendments);

(ii)	a change in the principal amount of any Advance, or the deferral of any Repayment Date or Reduction Date;

(iii)	a change in the Margin or the amount of any payment of interest, fees or any other amount payable hereunder to any party or the deferral of the date for payment thereof;

(iv)	the definition of “Instructing Group”; or

(v)	any provision which contemplates the need for the consent or approval of all the Banks,

shall not be made without the prior consent of all the Banks.

30.3       Exceptions

Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

(i)	amend or waive this Clause 30.3, Clause 24 (Costs and Expenses) or Clause 25 (The Agent, the Arrangers and the Banks); or

(ii)	otherwise amend or waive any of the Agent’s rights hereunder or subject the Agent or the Arrangers to any additional obligations hereunder.

Part 14
LAW AND JURISDICTION

31.          LAW

31.1         English Law

This Agreement shall be governed by, and shall be construed in accordance with, English law.

32.          JURISDICTION

32.1	Each of the parties hereto irrevocably agrees for the benefit of the Agent, the Trustee and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

32.2	Each of the Obligors irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 32.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

32.3	Each of the Obligors agrees that the process by which any suit, action or proceeding in England is begun may be served on it by being delivered to Teekay Shipping (UK) Limited at its registered office for the time being (which is currently at 49 St. James Street, London SW1A 1JT).

32.4	The submission to the jurisdiction of the courts referred to in Clause 32.1 shall not (and shall not be construed so as to) limit the right of the Agent, the Trustee or any Bank to take proceedings against an Obligor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

THE FIRST SCHEDULE
The Banks

	Commitment	Commitment
Bank	(original) ($)	(current) ($)

Citibank, N.A	60,000,000	47,641,533.64
The Chase Manhattan Bank	60,000,000	47,641,533.64
The Royal Bank of Scotland plc	50,000,000	39,701,278.03
Christiania Bank og Kreditkasse ASA	42,500,000	33,746,086.33
Den Norske Bank	42,500,000	33,746,086.33
Credit Agricole Indosuez	35,000,000	27,790,894.62
KBC Finance Ireland	35,000,000	27,790,894.62
Fortis Bank (Nederland) N.V	35,000,000	7,790,894.62
Schiffshypothekenbabk zu Lübeck AG	32,500,000	25,805,830.72
Fleet National Bank	25,000,000	39,850,639.02
Landesbank Schleswig-Holstein Girozentrale	25,000,000	19,850,639.02
Merita Bank plc	18,000,000	14,292,460.09
Deutsche Bank (Hamburg)	17,500,000	13,895,447.31
Deutsche Schiffsbank AG	12,000,000	9,528,306.73
VIKING Ship Finance Limited	10,000,000	7,940,255.61
	500,000,000	397,012,780.33

THE SECOND SCHEDULE
Vessels

Owing Company	Jurisdiction	Vessel	Flag

Bona Shipholding Ltd	Bermuda	Kyeema Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Koa Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Kiowa Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Sotra Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Gotland Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Falster Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Shetland Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Orkney Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Sabine Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Hudson Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Columbia Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Shannon Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Clare Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Mersey Spirit	Bahamas
Bona Shipholding Ltd	Bermuda	Clyde Spirit	Bahamas
Koyagi Spirit LLC	Marshall Islands	Koyagi Spirit	Bahamas
Pacific Spirit LLC	Marshall Islands	Pacific Spirit	Bahamas
Ulsan Spirit LLC	Marshall Islands	Ulsan Spirit	Bahamas
Cook Spirit LLC	Marshall Islands	Cook Spirit	Bahamas
Namsan Spirit LLC	Marshall Islands	Namsan Spirit	Bahamas
Palmstar Orchid LLC	Marshall Islands	Palmstar Orchid	Bahamas
Sebarok Spirit LLC	Marshall Islands	Sebarok Spirit	Bahamas

THE THIRD SCHEDULE
Form of Transfer Certificate

To:          Citibank International plc

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated 16th December 1998 as amended and restated on 11 June 1999 as further amended and restated on [         ] whereby a U.S.$500,000,000 revolving credit facility was made available to Bona Shipholding Ltd. as borrower by a group of banks on whose behalf Citibank International plc acted as agent in connection therewith.

1.	Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2.	The Bank (i) confirms that the details in the schedule hereto under the heading “Bank’s Commitment” or “Advance(s)” accurately summarises its Commitment and/or, as the case may be, its participation in, and the Term and Repayment Date of, one or more existing Advances and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion specified in the schedule hereto of, as the case may be, its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3.	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 26.5 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	The Transferee confirms that it has received a copy of the Finance Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

5.	The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.	The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of an Obligor or for the performance and observance by an Obligor of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8.	This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

9.	Bank:

10.	Transferee:

11.	Transfer Date:

12.	Commitment:

Bank’s Commitment Portion Transferred

13.	Advance(s):

Amount of Bank’s Participation	Term and Repayment Date	Portion Transferred

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

Administrative Details of Transferee

Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

THE FOURTH SCHEDULE
Notice of Drawdown

From: To:	Bona Shipholding Ltd. Citibank International plc

Dated:

Dear Sirs,

1.	We refer to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated 16th December 1998 as amended and restated on 11 June 1999 as further amended and restated on [ ], 2001 and made between Bona Shipholding Ltd. as borrower, Teekay Shipping Corporation as guarantor, Chase Manhattan plc and Citibank International plc as arrangers, Citibank International Plc as agent and trustee and the financial institutions named therein as Banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.	We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to us as follows:

(a)	Amount:

(b)	Drawdown Date:

(c)	Term:

3.	We confirm that, at the date hereof, the representations set out in Clause 13 (Representations) of the Facility Agreement are true and no Event of Default or Potential Event of Default has occurred.

4.	The proceeds of this drawdown should be credited to [insert account details].

Yours faithfully

for and on behalf of

THE FIFTH SCHEDULE
Addresses for Notices

The Borrower

BONA SHIPHOLDING LTD.

Address:	c/o Teekay Shipping (Canada) Ltd. 1400-505 Burrard Street Vancouver British Columbia Canada
Attn: Fax: E-Mail:	Manager, Finance (1) 604 681 3011 roy.spires@teekay.com greg.romaniuk@teekay.com

The Guarantor

TEEKAY SHIPPING CORPORATION

Address:	c/o Teekay Shipping (Canada) Ltd. 1400-505 Burrard Street Vancouver British Columbia Canada
Attn: Fax: E-Mail:	Manager, Finance (1) 604 681 3011 roy.spires@teekay.com greg.romaniuk@teekay.com

Arranger

J.P. MORGAN SECURITIES INC.

Address:	270 Park Avenue New York, NY 10017
Attn: Fax: E-Mail:	Craig Fuehrer (1) 212 270 6040 craig.fuehrer@chase.com

Arranger, Agent and Trustee

CITIBANK INTERNATIONAL plc

Address:	Riverdale House 68 Molesworth Street London SE13 7EU
Attn: Fax: E-Mail:	Charles M. Miller (44) 20 7500 4482 charles.miller@citicorp.com

The Banks

CITIBANK, N.A.

Address:	New York Shipping & Logistics 388 Greenwich Street — 23rd Floor New York, NY 10013 USA
Attn: Fax: E-Mail:	Mark S. Johnson — Global Shipping (1) 212 816 5429 mark.s.johnson@citi.com

THE CHASE MANHATTAN BANK

Address:	270 Park Avenue New York, NY 10017 USA
Attn: Fax: E-Mail:	Richard Smith (1) 212 270 5100 richard.c.smith@chase.com

THE ROYAL BANK OF SCOTLAND PLC

Address:	Shipping Business Centre P.O. Box 450 5-10 Great Tower Street London EC3P 3HX
Attn: Fax: E-Mail:	Colin Manchester (44) 207 283 7538 colin.manchester@rbs.co.uk

CHRISTIANIA BANK OG KREDITKASSE ASA

Address:	11 West 42st — 7th Floor New York, NY 10036 USA
Attn:	Hans Chr. Kjelsrud/Ronny Bjornadal
Fax: E-Mail:	(1) 212 827 4888/(1) 212 827 4826 hans.chr.kjelsrud@christianiabank.com ronny.bjornadal@christianiabank.com

DEN NORSKE BANK ASA

Address:	Stranden 21 N-0107 Oslo Norway
Attn: Fax: E-Mail:	Harald Serck-Hanssen/Solveig Nuland Knoff, Credit Administration (47) 22 48 28 94 harald.serck-hanssen@dnb.no solveig.nuland-knoff@dnb.no

CREDIT AGRICOLE INDOSUEZ

Address:	Ruselokkveien 6 P.O. Box 1675 Vika 0120 Oslo, Norway
Attn: Fax: E-Mail:	Bjorn Gulbrandsen/Nils Christian Green/Xavier Robinot (47) 22 01 06 51 bjorn.gulbrandsen@no.ca-indosuez.com nilschristian.green@no.ca-indosuez.com xavier.robinot@no.ca-indosuez.com

KBC FINANCE IRELAND

Address:	KBC House International Financial Services Centre Dublin 1 Ireland
Attn: Fax: E-Mail:	Peter H. Stowell/Justin Lande (353) 1 670 0853 peter.stowell@kbcbank.ie justin.lande@kbcbank.ie.

FORTIS BANK (NEDERLAND) N.V., OLSO BRANCH (formerly MEESPIERSON N.V.)

Address:	Munkedamsveien 53b N-0250, Oslo Norway
Attn: Fax: E-Mail:	Trond Hamre/Tobias Backer/Svein Engh (47) 23 11 49 40 trond.hamre@fortisbank.no tobias.backer@fortiscapitalusa.com svein.engh@fortiscapitalusa.com

SCHIFFSHYPOTHEKENBANK ZU LÜBECK AG

Address:	Brandstwiete 1 20457 Hamburg Germany
Attn: Fax: E-Mail:	Jörg Zickermann (49) 40 3701 4649 joerg.zickermann@db.com

FLEET NATIONAL BANK (formerly BANKBOSTON N.A.)

Address:	100 Federal Street Boston MA 02110 USA
Attn: Fax: E-Mail:	Credit matters: Sean McCarthy; Operational matters: Derek Taylor Credit matters: + 1 617 434 1955; Operational matters: + 1 617 434 4366 sean_f_mccarthy@fleet.com

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE

Address:	Martensdamm 6 D-24 103 Kiel
Attn: Fax: E-Mail:	Meike Mättig/Edward Harris + 49 431 900 1130 meike.maettig@lb-kiel.de

MERITA BANK PLC, LONDON BRANCH

Address:	19 Thomas More Street London, E1W 1YF
Attn: Fax: E-Mail:	Tom Erik Vagen + 44 20 7265 3188 tom.erik.vagen@nordea.com

DEUTSCHE BANK AG IN HAMBURG

Address:	Adolphsplatz 7 20457 Hamburg Germany
Attn: Fax: E-Mail:	Jörg Zickermann, Ship Financing Dept. (49) 40 3701 4649 joerg.zickermann@db.com

DEUTSCHE SCHIFFSBANK AG

Address:	Domshof 17 D-28195 Bremen Germany
Attn: Fax: E-Mail:	Geert Heckmann/Peter Zimmermann (49) 421 323 539 geert.heckmann@schiffsbank.com peter.zimmermann@schiffsbank.com

VIKING SHIP FINANCE LTD

Address:	Claridenstrasse 40 P.O. Box 4025 CH-8022 Zurich Switzerland
Attn: Fax: E-Mail:	Alexander Schaffert (41) 1 205 5130 shipfinance@viking.ch